Exhibit 99.1

Action Products International Revises Warrant Terms

ORLANDO, FL—(MARKET WIRE)—July 31, 2006—Action Products International, Inc. (Nasdaq CM:APII - News) - Today the Board of Action Products elected to extend the term of the warrants that were due to expire on January 31, 2007 at 5:00 PM (Eastern time). As a result of the changes, the warrants are exercisable at $3.25 per share until January 31, 2007 and $3.75 per share from February 1, 2007 until January 31, 2008. The new expiration date is January 31, 2008 at 5:00 PM (Eastern time). There were no other changes in the terms of the warrants. The warrants were distributed on July 20, 2006 by Action Products to its shareholders of record on January 18, 2006.

Contacts:

Adam Ben-Evi, SBW Alliance Group 407-574-7309

Premier Funding & Financial Marketing Services 480 649-8224

Kelly Black, President, kblack@premierfundingservice.com

Heather Kerwin, Investor Relations, hkerwin@premierfundingservice.com